Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
July 24, 2015

Thank you, Theis and good morning everyone. I am very pleased with Trinity’s financial performance during the 2nd quarter. Our performance continues to reflect the strength of our diversified industrial business model and our ability to shift resources to meet our customers’ needs. I am extremely proud of the exceptional performance delivered by our people. Their consolidated efforts and proven ability to execute were major contributors to the high quality results we achieved during the 2nd quarter.

Our Rail Group generated strong quarterly financial results, reporting record operating profit during the 2nd quarter. I am very pleased with the level of orders the Group received during the quarter. I am impressed with this Group’s continued ability to increase profitability while making shifts in product mix.

Our Railcar Leasing and Management Services Group delivered record results from operations during the second quarter. The Group’s results were also enhanced by a solid level of sales of leased railcars. I am pleased with the progress our team is making with high-quality institutional investors who are looking to invest long-term capital in portfolios of leased railcars. Over the last several years, we have been successful building a railcar investment platform for institutional equity investors. We expect to continue to grow our railcar investment platform.

I am impressed with our Inland Barge Group’s record financial performance during the 2nd quarter. The Group substantially increased profit levels compared to the lst quarter, as well as year-over-year. The Group’s ability to demonstrate manufacturing flexibility and generate productivity gains over the past couple of years has been remarkable.

The second quarter financial performance of our Energy Equipment Group improved year-over-year. The successful integration of Meyer Steel Structures contributed to the improved results. I am also pleased our Construction Products Group’s profitability improved from the 1st quarter.

From a growth point of view, we continue to search for acquisition and organic growth opportunities in markets that have products, services, technology, and competencies that fit within our portfolio of industrial manufacturing businesses.

Trinity’s financial and operational status continues to be solid. I am pleased with the way we are balancing current business conditions, including litigation matters, while continuing to maintain momentum towards attaining our vision of being a premier diversified industrial company. Our 2015 earnings outlook reflects the positive momentum we are experiencing within our company as well as the benefits of having solid backlogs in our primary businesses. Our accomplishments are due to the capabilities and expertise of our dedicated employees, our ability to respond effectively to shifts in demand, and our ongoing commitment to provide high quality products and services to our customers.

I’ll now turn it over to Bill for his comments.